AMENDMENT NO. 2

TO THE SUBADVISORY AGREEMENT

This Amendment No. 2 (the “Amendment”), made and entered into as of April 21, 2017, is made a part of the Subadvisory Agreement between Columbia Management Investment Advisers, LLC, a Minnesota limited liability company (“Investment Manager”) and J.P. Morgan Investment Management Inc., a Delaware corporation (“Subadviser”), dated April 8, 2010, as amended June 17, 2014 (the “Agreement”) with respect to the fund or funds (the “Fund”) identified in the Agreement.

WHEREAS, Investment Manager and Subadviser desire to amend the Agreement, including Schedule A.

NOW, THEREFORE, the parties, intending to be legally bound, agree as follows:

1.	Schedule A. Schedule A to the Agreement shall be, and hereby is, deleted and replaced with the Schedule A attached hereto.

2.	Portfolio Management. Section 1(a) of the Agreement shall be, and hereby is, amended by adding the following as paragraph (vi):

“(vi)	Management of Funds with Multiple Subadvisers. Subadviser’s responsibilities for providing services to a Fund shall be limited to the portion of the Fund’s assets allocated to Subadviser (“Subadviser Account”). Subadviser shall not, without the prior approval of Investment Manager, effect any transactions that would cause the Subadviser Account, treated as a separate fund, to be out of compliance with the Fund’s investment objectives, policies and restrictions. Subadviser shall not consult with any other subadviser of a Fund concerning transactions for the Fund in securities or other assets.”

3.	Notices. Section 13 to the Agreement shall be, and hereby is, amended by deleting the addresses for Subadviser and Investment Manager and replacing them with the following:

Subadviser:

Jeffery Reedy

Vice President

JPMorgan Investment Management, Inc.

1111 Polaris Parkway

Columbus, OH 43240

(614) 213-2094 Ph.

(614) 417-5699 Fax.

Investment Manager:

Paul Mikelson

Vice President, Subadvised Strategies

Columbia Threadneedle Investments

707 2nd Ave. S, Routing: H17 435

Minneapolis, MN 55402

Tel: (612) 671-4452

Fax: (612) 671-0618

with a copy to:

Christopher O. Petersen

Vice President and Lead Chief Counsel

Ameriprise Financial, Inc.

5228 Ameriprise Financial Center, Routing: 27/5228

Minneapolis, MN 55474

Tel: (612) 671-4321

Fax: (612) 671-2680

4.

The following shall be, and is hereby added as Section 22 to the Agreement: No Third-Party Beneficiaries. The Fund is intended to be a third party beneficiary of this Agreement. For the avoidance of doubt, and without in any way implying that there are any other third-party beneficiaries to the Agreement or any other agreement with respect to the Trust or any of its series, no person other than the Investment Manager and the Subadviser is a party to this Agreement or shall be entitled to any right or benefit arising under or in respect of this Agreement (with the exception of the Fund), and there are no other third-party beneficiaries of this Agreement. Without limiting the generality of the foregoing, nothing in this Agreement is intended to, or shall be read to, (i) create in any other person (including without limitation any shareholder of any Fund) any direct, indirect, derivative, or other rights against the Investment Manager or Subadviser, or (ii) create or give rise to any duty or obligation on the part of the Investment Manager or Subadviser (including without limitation any fiduciary duty) to any person other than the Fund, all of which rights, benefits, duties, and obligations are hereby expressly excluded.

5.	Miscellaneous. Capitalized terms not otherwise defined herein shall have the meanings set forth in the Agreement. This Amendment may be executed in counterparts, each of which will be deemed an original and all of which together will be deemed to be one and the same agreement. As modified herein, the Agreement is confirmed and remains in full force and effect.

6.	Duration. Section 9(a) shall be, and hereby is, deleted and replaced with the following:

“Unless sooner terminated as provided herein, this Agreement shall continue from the date of its execution only so long as such continuance is specifically approved at least annually in conformity with the requirements of the 1940 Act. Thereafter, if not terminated, this Agreement shall continue automatically for successive periods of 12 months each, provided that such continuance is specifically approved at least annually (i) by a vote of a majority of the Board members who are not parties to this Agreement or interested persons (as defined in the 1940 Act) of any such party, and (ii) by the Board or by a vote of the holders of a majority of the outstanding voting securities (as defined in the 1940 Act) of the Fund.

7.	Duration and Termination. Section 9(c) to the Agreement shall be, and hereby is, deleted and replaced with the following:

In the event of termination of the Agreement, those paragraphs of the Agreement which govern conduct of the parties’ future interactions with respect to Subadviser having provided investment management services to the Fund(s) for the duration of the Agreement, including, but not limited to, paragraphs 1(a)(iv)(a), 1(c), 1(d), 1(e), 1(f), 1(g), 8(a), 8(b), 8(c), 8(d), 16, 18, 19, 21 and 22 shall survive such termination of the Agreement.

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IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by their officers designated below as of the day and year first above written.

Columbia Management Investment Advisers, LLC		J.P. Morgan Investment Management Inc.

By:	/s/ David Weiss	By:	/s/ Jeffery Reedy
	Signature		Signature

Name:	David Weiss	Name:	Jeffery Reedy
	Printed		Printed

Title:	Assistant Secretary	Title:	Vice President

AMENDMENT NO. 2

TO THE SUBADVISORY AGREEMENT

SCHEDULE A

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